Exhibit 10.20
                                                               Portions redacted
                                     * Certain information on this page has been
                                       omitted and filed separately with the
                                       Securities and Exchange Commission.
                                       Confidential treatment has been requested with respect to the omitted portions.

                     DEVELOPMENT AND MANUFACTURING AGREEMENT

THIS AGREEMENT is made as of October 31, 2003.

BETWEEN:

     Dragon Pharmaceutical, Inc., a corporation duly incorporated under the laws of the state of Florida, USA, having an office at 1900-1055 West Hastings St., Vancouver, British Colombia, Canada, and duly licensed to do business there.

     ("Dragon")

AND:

     Polymun Scientific lmmunbiologische Forschung GmbH, a corporation duly incorporated under the laws of the Republic of Austria having its principal place of business at Nussdorfer Laende 11, 1190 Vienna, Austria, and duly licensed to do business there.

     ("Polymun")

WHEREAS:

(A) Dragon does not presently have either the technical Know-How or manufacturing capacity for manufacturing therapeutic cytokines for European and international markets, and has commercial interest in developing both technology and capacity that will enable it to do so.

(B)  Polymun  has  both  technical  Know-How  and  manufacturing   capacity  for
development and manufacture of therapeutic biopharmaceuticals.

NOW THEREFORE, in furtherance of and in consideration of the premises and the mutual covenants, terms and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

                                     PART 1
                         DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

     (a) "Additional Taxes" has the meaning as set out in Section 3.2(b).

     (b) "Affiliate(s)" means any entity that directly or indirectly owns, is owned by or is under common ownership with, a Party to this Agreement, where "Own" or "Ownership" means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity,

     PROVIDED, HOWEVER, that if the law of the jurisdiction in which such entity operates does not allow fifty percent (50%) or greater ownership by a Party to this Agreement, such ownership interest shall be the direct or indirect ownership by a Party of the maximum amount permitted by the law of such jurisdiction of outstanding voting securities of such entity.

     (c) "Business Information" means any and all information belonging to either Party concerning the methods of manufacturing EPO, as well as steps taken for its subsequent commercialization.

     (d) "CGMP" means current good manufacturing practices as determined by and promulgated as guidance by the International Conference on Harmonization
     (ICH).

     (e) "CHO" has the meaning as set out in Section 2.1(a).

     (f) "CMC" has the meaning as set out in Section 2.3(a).

     (g) "Commercial EPO Availability Date" means the date when Polymun successfully produces the * * * consistent batch of EPO at industrial scale and under CGMP conditions.

     (h) "Commercially Reasonable Efforts" shall mean efforts and resources commonly used in the pharmaceutical industry, taking into consideration safety and efficacy, cost of development, availability of funds to carry out operations, the relative competitive positions of parties as a result of alternative products, proprietary positions) the likelihood of regulatory approval and all other relevant factors that go into making reasonable, informed business decisions.

     (i) "Confidential Information" has the meaning as set out in Section 5.1.

     (j) "EPO" means recombinant human erythropoietin, in bulk purified form.

     (k) "Exclusive License" has the meaning as set out in Section 2.1(b).

     (1) "Exclusive Period" means the period from signing of this Agreement until the end of the first 3-year period subsequent to the Commercial EPO Availability Date, during which Dragon is granted the Exclusive License under Section 2.1.

     (m) "Financial Information" means any and all information concerning costs, prices, royalties, payments and any other commercial information relevant in the context of this Agreement.

     (n) "FOB" has the meaning as set out in Section 3.2(a).

     (o) "Improvement," as used in this Agreement, refers to an improvement that is new, useful and unobvious over the subject matter of the first patent.

     (p) "Know-How" shall mean any and all technical, scientific and other Know-How and information, Trade Secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs apparatuses, specifications, data, results and other material, including clinical data, patient data, improvements and/or Technical Information.

 * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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

     (q) "Licensed Cell Line" has the meaning as set out in Section 2.1(a).

     (r) "Licensed  Intellectual Properly" has the meaning as set out in Section
     2.1 (b).

     (s) "Manufacturing Orders" has the meaning as set out in Section 3.4.

     (t) "Market Area" means all countries of the world excluding only * * *.

     (u) "Master Cell Bank" or "MCB" means a collection of vials containing copies of the Licensed Cell Line.

     (v) "3-Month-Period" has the meaning as set out in Section 3.6.

     (w) "Most Favored Pricing" is the euro price per gram, subject to the terms and conditions set forth in Annex C hereto and made a part hereof.

     (x) "Net Sales" means the invoice price, net of sales tax discount and rebate, of EPO products made incorporating or developed by using the Licensed Intellectual Property sold by Dragon or its Affiliates to any party in the Market Area. A sale to an Affiliate that is an end-user is included in the ambit of Net Sales. Notwithstanding anything to the contrary, no deduction against the invoice price shall be given for commission, stocking allowance or marketing and promotional expenses.

     (y) "Non-Competition List" has the meaning as set out in Section 5.11(a).

     (z) "Non-Exclusive License" has the meaning as set out in Section 2.3(a).

     (aa) "Non-Exclusive Period" means the four (4) year period after the expiry of the Exclusive Period, during which Dragon is granted the Non-Exclusive License under Section 2.1.

     (bb) "Non-Signers" has the meaning as set out in Section 5.8.

     (cc) "Notice" has the meaning as set out in Section 9.9.

     (dd) "Party" or "Parties" refers to either Dragon or Polymun or both as required by the context.

     (ee) "Prior Agreement" has the meaning as set out in Section 5.9.

     (ff) "Process" has the meaning as set out in Section 8.3.

     (gg) "Product Specifications" means the minimum passing specifications for EPO in bulk purified form as described in the European Pharmacopoeia version 4.2, * * *.

     (hh) "Reasonable Efforts," as used herein, means a lower standard than that of Commercially Reasonable Efforts, but it implies that Parties will try to do what is necessary to comply with the provisions of this Agreement where such a standard is called for and in no way act in an unreasonable fashion.

     (ii) "Recipient(s)" has the meaning as set out in Section 5.2.


 * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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

     (jj) "Royalty  Reporting Period" has the meaning set out in Annex B Section
     2.

     (kk) "Scope of Work" has the meaning set out in Section 7 .3(b).

     (ll) "Semi.Exclusive  License" has the meaning set out in Annex B Section 1
     (a).

     (mm) "Technical Information" means any and all information relevant for CHO-technology platform as used to manufacture EPO.

     (nn) "Term" has the meaning as set out in Section 7 .1.

     (oo) "Trade Secrets" means that secret compilation (the secrecy of which is guarded by Polymun) of information that Polymun has to develop a CHO cell line suitably transfected with the human erythropoietin gene and adapted for use in cell culture for the manufacture of EPO in industrial quantities and enables the optimization of both cell culture and downstream purification processes for the manufacture of EPO. But for the grant of a license to use the Trade Secrets, it would take an immense amount of time, effort and money for others to innocently acquire the information that gives Polymun an advantage over competitors who do not possess the Trade Secrets.

     (pp) "Transferred Technology" has the meaning as set out in Section 2.4(a).

     (qq) "Therapeutically Equivalent Recombinant Proteins" means recombinant proteins having molecular structure, bio-activity, and method of manufacture significantly similar to like innovator recombinant drug products currently under patent and marketed by other companies.

Interpretation

1.2 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

     (a) "this Agreement" means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement,

     (b) a reference to a "Part" is to a Part of this Agreement, and the word "Section" followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated,

     (c) headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part of it)

     (d) an accounting term not otherwise defined herein has the meaning assigned to it, and every calculation to be made hereunder is to be made, in accordance ,with accounting principles generally accepted in the United States applied on a consistent basis,

     (e) a reference to currency means European Union Euros,

     (f) a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations unless otherwise indicated,

     (g) a reference to an entity includes any successor to that entity, whether by merger, acquisition, or any other means by which the entity may be succeeded by another

     (h) a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa, and

     (i) a reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

                                     PART 2
                                  SCOPE OF WORK

2.1  Development of EPO Cell Line and downstream process by Polymun and Dragon

     (a) Subject to the terms of this Agreement, Polymun undertakes the development of a Chinese Hamster Ovary (CHO) cell line suitably transfected with the human erythropoietin gene and adapted for use in cell culture for the manufacture of EPO in industrial quantities (the "Licensed Cell Line"). This Licensed Cell Line shall be developed in compliance with ICH guidelines for cell substrate safety. This Licensed Cell Line as well as associated manufacturing processes shall be clearly and distinctly different from any previous cell line developed by Polymun for any other client, and in that respect it is not subject to any claim of ownership by any third party in connection with making, using, selling, offering to sell, importing and/or exporting EPO.

     (b) Polymun hereby grants to Dragon an exclusive, royalty bearing license, to the Licensed Cell Line, Know-How, Technical Information and Trade Secrets associated with the cell culture and downstream purification processes for EPO (the "Licensed Intellectual Property") to make, use, sell, offer to sell, import and/or export EPO in the Market Area during the Exclusive period ("Exclusive License"). At the expiration of the Exclusive Period Polymun hereby grants Dragon a non-exclusive license for the Non-Exclusive period subject to the terms and conditions set forth hereinafter to the Licensed Intellectual Property (the "Non-Exclusive License"). During the Non-Exclusive Period, Polymun grants Dragon the Most Favored Pricing and Polymun agrees to abide by the non-competition provisions set forth in Sections 5.10, 5.11 and 5.12.

     (c) Polymun will develop and optimize both cell culture and downstream purification processes for the manufacture of EPO. Polymun shall integrate selected technical staff from Dragon or its Affiliates into the process of optimizing and finalizing the downstream purification process and establish a manufacturing technology in a bioreactor scale of up to * * * in volume that shall be satisfactory to fulfil the following technical specifications:

          (i)  Manufacture  not less than * * * EPO per litre of raw supernatant
          using  Polymun's   proprietary  low  cost  serum-free   cultivation  &
          production medium.

 * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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


          (ii) Apply a downstream processing procedure for purification of raw supernatant leading to a yield of not less than * * */litre of bulk purified EPO meeting or surpassing Product Specifications.

          (iii) Transfer to Dragon not less than * * * of bulk purified EPO manufactured during the pilot manufacture process.

     (d) Dragon will pay Polymun for development work milestones has undertaken according to the schedule set forth in Annex A, within thirty (30) days of having been informed by Polymun that the milestone has been met and Dragon has informed Polymun in writing that the milestone is acceptable, and acknowledges that it satisfies the criteria stated in the Agreement. Dragon shall have the right to audit records and inspect the work and determine completion to its satisfaction prior to its acceptance of the milestone being met. Payment will be by wire transfer to accounts specified by Polymun.

     (e) Upon Polymun's receipt of all the milestone payment as per Annex A, Dragon may use the Licensed Cell Line for manufacturing directly executed by Dragon and its Affiliates using its own cell culture media and processes. Polymun will also make available any and all Licensed Cell Line development documentation needed for regulatory filings to any regulatory body to which Dragon may apply for registration of EPO.

2.2  Polymun to manufacture EPO for Dragon

     (a) During the Term of this Agreement, Polymun shall manufacture EPO for Dragon in Polymun's Austrian-certified facilities in accordance with
     Section 2 of this Agreement. Polymun will manufacture the BPO under CGMP conditions and bear the costs of batch releases, tests and assays to be undertaken in accordance with the Product Specifications.

     For and in consideration of Dragon entering into this Agreement) Dragon's price per gram is in accordance with the terms and conditions set forth in Annex C.

     (b) During the Term of this Agreement, Polymun shall reserve and Dragon shall purchase CGMP manufacturing capacity to manufacture a minimum of * *
     * grams and a maximum of * * * grams of bulk purified EPO per year in ccordance with the Product Specifications in the Agreement.

     (c) During the Exclusive Period of the Term of this Agreement, Dragon shall have the exclusive right to be supplied by Polymun, in the Market Area with EPO which will be used by Dragon in accordance with the rights granted hercunder in the Market Area. Dragon agrees that it will purchase the minimum quantities of EPO manufactured by Polymun for Dragon during the Exclusive Period and Non Exclusive Period as follows:

          - * * * of EPO for the first twelve (12)-month after the Commercial EPO Availability Date,

          -    * * *   of  EPO  for  the  second  twelve  (12)-month  after  the
               Commercial EPO Availability Date,

          - * * * of EPO for the third twelve (12) month after the Commercial EPO Availability Date.


       * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE
                                  COMMISSION.

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

          - * * * grams of EPO for each year of the Non-exclusive Period until its expiry.

     (d) During the Non-Exclusive Period of the Term of this Agreement, Polymun is free to sell and market its EPO to any customers in the Market Area, other than * * * subject to the terms and conditions set forth herein, including but not limited to, the Most Favored Pricing and the non-competition clause in Section 5 of this Agreement.

2.3  Polymun to provide documentation and technical advice to Dragon

     (a) Polymun will provide Dragon with all necessary documentation in its custody and control required by regulatory authorities in a chemical manufacturing controls (CMC) documentation for the registration of the Licensed Cell Line and the associated EPO. No obligation is established to provide data with respect to toxicology, experiences in human application or any other data beyond the ICH-specifications. In the event that this documentation contains information proprietary to Polymun, such information shall be transmitted at Dragon's request to relevant regulatory authorities for submission as a "closed part" of a submission for registration and approval. Costs for provision of this documentation are to be borne by Polymun.

     (b) Polymun, by virtue of its prior experience of developing drugs and biological products from recombinant proteins, will provide advisory assistance to Dragon during the time Polymun is developing the EPO manufactured at its own facilities. Such advisory assistance shall apply to issues of outsourcing of tests and assays for protein characterization and preclinical studies. Polymun will provide this advice at no cost to Dragon, PROVIDED, HOWEVER, it will do so on a basis whereby Polymun's qualified expert staff members do not encounter disruption of their normal duties.

2.4  Transfer of Technology from Polymun to Dragon

     (a) Subject to the conditions set forth in Annex B, Dragon, in its sole discretion, can pay Polymun, as specified in Annex B, to transfer to Dragon the Polymun-developed cell culture and downstream processes for the manufacture of EPO with the Licensed Cell Line for manufacture in any facility designated by Dragon ("Transferred Technology"). Polymun agrees to render any and all assistance necessary in the localization of the Transferred Technology in the Dragon-designated facility, PROVIDED, HOWEVER, Dragon pays Polymun's fees and expenses for rendering the aforesaid assistance, should Polymun's fees and expenses exceed
     (euro)200,000 (TWO HUNDRED THOUSAND EUROS) in the case of Dragon's exercise rights described in Annex B:1.(a) or (euro)50,000 (FIFTY THOUSAND EUROS) in the case of Dragon's exercise of rights described in Annex B:1.(b). Polymun shall advise Dragon of the amount of these fees in writing within a reasonable time after Polymun's fees and/or expenses exceed the amounts enumerated above and Dragon shall remit payment to Polymun within thirty
     (30) days.

     (b) Limitation on Dragon's usage of Polymun technology and its products

          (i) If Dragon obtains the  Transferred  Technology in accordance  with
          Section 2.4(a), immediately preceding this section, it is agreed that Dragon will not make, use, offer to sell, sell, import and/or export the Transferred Technology in, to, or from * * *. With this exception Dragon's rights pertaining to the Transferred Technology apply in the remainder of the Market Area.


 * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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

2.5  Both parties to share unilaterally developed information

     (a) Polymun will, under the provisions set forth in Section 2.1 through 2.4 disclose to Dragon all improvements and/or developments to the process applicable to the Licensed Cell Line, cell culture and downstream purification process for manufacturing and/or producing EPO. The results of such technology Improvements will be immediately disclosed to Dragon and made available for its use at no cost, however, these will be owned by Polymun and its Affiliates and Dragon agrees that it will not transfer any such Improvements and/or developments to any third parties.

     (b) Dragon acknowledges  Polymun's intent to sell certain amounts of EPO in
     * * * and will support this effort by providing any data concerning preclinical and clinical development of the EPO into a therapeutic drug to
     * * * regulatory authorities via Polymun. Subject to this Section 2.5(b) this information otherwise remains Dragon's exclusive property.

2.6  Option of First Information

     (a) Polymun hereby grants to Dragon an option to obtain information pertinent to the making, using, offering to sell, selling, importing and/or exporting and subsequent commercialization of additional Therapeutically Equivalent Recombinant Proteins, subject to obligations of confidentiality imposed upon Polymun by third parties, if any. Such subsequent commercialization shall be the subject of a separate development and manufacturing agreement.

2.7 Nothing in this Agreement confers on Dragon any additional interest, license, or right in respect of either the Licensed Cell Line or the Licensed Intellectual Property, other than as set out in Sections 2.1 through 2.6, and Annexes A-C.

                                     PART 3
                           PRICING, ORDERS AND PAYMENT

Price of EPO Manufactured by Polymun for Dragon

3.1 Polymun will sell the manufactured EPO to Dragon at the prices set out in Annex C, such prices to be in effect for the entire seven (7)-year period of the agreement.

3.2 (a) Prices are FOB (* * * International Airport) exclusive of sales tax and import duties, or any other taxes and duties now existing or hereinafter imposed by national authorities or those of any political subdivision thereof upon the sale of EPO by Polymun to Dragon, which are to be paid by Dragon, along with costs of transportation and insurance to cover the risk of loss.

3.2 (b) Prices as set forth in Annex C are also exclusive of customs fees, excise and sales taxes in the importing country, and other taxes in the importing country in the nature of a sales tax, now existing or hereinafter imposed by national authorities or those of any political subdivision thereof upon the sale of EPO by Polymun to Dragon. In the event any such fee or tax is imposed on, or assessed against, Polymun as a result of the sale and delivery of EPO hereunder, (the "Additional Taxes"), Polymun shall separately itemize such Additional Taxes on the applicable invoices and Dragon shall pay the Additional Taxes within thirty (30) days after receiving such invoices from Polymun.



* * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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

3.3 Notwithstanding any change in the EPO pricing set out in Annex C, no price change will effect the price of any EPO for which a Manufacturing Order, as defined in Section 3.4 hereinafter, has been issued and accepted.

Manufacturing Orders

3.4 Dragon will prepare Manufacturing Orders for all EPO and each such order will specify the quantity of EPO and any other information that either Party considers necessary ("Manufacturing Orders"). Such Manufacturing Orders cannot be amended without the consent of Dragon.

3.5 Polymun will acknowledge receipt of all Manufacturing Orders by a facsimile sent within five business days after receipt of the Manufacturing Order from Dragon.

Delivery Times

3.6 Polymun will start the production of EPO within a 3-month period of receiving a Manufacturing Order from Dragon (the "3-Month-Period"). Thereafter, depending upon Polymun's available capacity, it will at minimum fulfil Manufacturing Orders received from Dragon up to the first * * * within six
(6)-months from the 3-Month-Period and within 12-months for any additional amount over * * *, not to exceed * * *. If Polymun is able to deliver the EPO in a shorter period of time than specified in the Manufacturing Order, PROVIDED, the Manufacturing Order takes the foregoing time periods into consideration, it will notify Dragon of such earlier delivery date.

3.7 Notwithstanding Section 3.6, if Polymun for any reason canno meet the delivery times in a Manufacturing Order, it will notify Dragon of the expected delivery date when it confirms the Manufacturing Order pursuant to Section 3.5. Upon receipt of Polymun's notice of the expected delivery date, Dragon may, on notice delivered to Polymun within five business days of Dragon's receipt of Polymun's confirmation of the Manufacturing Order, withdraw the Manufacturing Order. If the Manufacturing Order is not withdrawn, the delivery times in
Section 3.6 will be deemed to be amended to the time set out in Polymun's confirmation of the Manufacturing Order.

Payment

3.8 Dragon will make full payment for EPO shipped to it by Polymun on or before sixty (60) days after the date of shipment provided that Dragon has received from Polymun the following documents:

         (a)   Polymun's detailed invoice;

         (b)   customs' invoice;

         (c)   air waybill;

         (d)   packing list; and

         (e) pharmaceutical certificate of analysis, quality assurance and quality control documents and batch certificates.



 * * * CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.


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

Payments, that are not been received within ninety (90) days after the date of shipment will be assessed interest at the rate of 1 % per month commencing as of the 31st day after the date of shipment. Dragon's payment obligation under this
Section 3.8 shall survive any termination or expiration of this Agreement.

Additional Procedures

3.9 The Parties recognize that additional procedures related to the purchase and shipment of EPO may be necessary from time to time during the term of this Agreement and each will cooperate with the other to formulate and implement new policies and procedures, when necessary

                                     PART 4
                        SHIPPING, STORAGE, AND INSPECTION

Shipping

4.1 Polymun will ensure that each shipment conforms to the Manufacturing Order and all EPO will be packaged for shipment in accordance with recognized standards for the maintenance of the cold chain from Polymun's manufacturing facility to a Dragon-designated facility, through a mutually agreed upon air courier service. Polymun will equip each shipment with a temperature recording unit that must be sent back to Polymun upon arrival by Dragon to ensure the cold chain documentation. To permit the proper tracking of the shipment of EPO, the air waybill number will be transmitted to Dragon as soon as practicable after shipment of EPO,

Storage and Inspection

4.2 Dragon or its designated consignee will promptly store all EPO immediately upon receipt in appropriate cold storage and will, as soon as practicable after receipt of any EPO, inspect the shipment and advise Polymun of conformity with the Manufacturing Order.

Testing of EPO, Audit of Polymun's Manufacturing Facility

4.3 Dragon may arrange for the EPO to be tested by a mutually agreed upon independent third party to determine whether the biological activity or purity of the EPO is within manufacturing specifications as provided in the Product Specifications. Additionally to the test sample drawn from the EPO-shipment a retention sample from the same EPO-Lot must be tested in the same test setting together with a certified EPO-reference standard. Dragon will promptly notify Polymun of such test results once received.

4.4 If the testing conducted under Section 4.3 determines that both samples of EPO fail to meet the standards of biological activity or purity required under the terms of the Product Specifications, Dragon will be entitled to receive, at the option of Polymun, a refund of the purchase price as specified in the Manufacturing Order or a replacement shipment of the EPO. If the results of Polymun's retention sample indicate that the EPO does meet the standards set out in the Product Specifications, Polymun and Dragon will use good faith efforts to resolve the discrepancy and make a determination as to the suitability of the shipment for use in elaboration into a finished drug product.

4.5 Dragon, on behalf of itself and/or its Affiliates and/or its customers may arrange for CGMP compliance audits to be conducted at Polymun's manufacturing facilities. Dragon will give

Polymun not less than forty-five (45) days' notice prior to conduct of such audits, unless Polymun agrees to a lesser period of time. Dragon will not conduct or permit its Affiliates or customers to conduct "no-notice" audits of Polymun's manufacturing facilities.

                                     PART 5
                CONFIDENTIALITY, NON DISCLOSURE AND NON-COMPETION

Confidentiality and Non-Disclosure

5.1  Definition

For purposes of this Agreement, "Confidential Information" will include, but not be limited to inventions, discoveries, Technical Information, Trade Secrets,
Know-How provisional patents, patent applications, computer software code, designs algorithms, and structures; product information; medical, biomedical, research, testing and development information; pricing; lists of customers and clients and other related information; financial data and information; business plans and processes; marketing and advertising material, and any other information in any media or format of each Party that it shares with the other Party or advises the other Party that the information is to be kept confidential. Certain materials may be affixed with a legend indicating their confidential nature. The absence of any such legend on any item containing or relating to Confidential Information, however, will not give rise to any inference that the information contained therein or derived therefrom is not Confidential Information.

5.2  Treatment of Confidential Information

The Parties each recognize that the other Party's Confidential Information constitutes highly valuable and proprietary Confidential Information. Licensors and licensee each agree that during the Terms of the Agreement and for three (3) years thereafter, it will keep confidential, and will cause its Officers, directors, employees, consultants, agents, independent contractors, Affiliates. sublicensees, assignees and any other persons or entities to ,whom Confidential Information is disclosed (the foregoing are sometimes referred to hereinafter collectively and individually, respectively) as "Recipients" and "Recipient") to keep confidential and not disclose or publish any Confidential Information of the other Party. Neither Licensors nor Licensee nor any Recipients shall use Confidential Information of the other Party for any purpose whatsoever other than to exercise any rights granted to it or reserved by it hereunder.

5.3  Limited Disclosure

The Parties each agree that any disclosure of the other Party's Confidential Information to any Recipient shall be made only if and to the extent necessary to carry out a Recipient's rights and responsibilities under this Agreement (including but not limited to the officers, employees, agent contractor sublicensee, agent or legal advisor of Recipient), shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. The parties each further agree not to disclose or transfer the other Party's Confidential Information to any third parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its respective Recipients to take such action, to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies end extracts of document and all manifestations in whatever form, within sixty (60) days of the request or, if earlier, the termination or expiration of this Agreement, PROVIDED, HOWEVER, that a Party may retain Confidential Information of the other party relating to any right which survives such termination and one copy of all other Confidential Information may be retained for archival purposes.

5.4 Each Party may disclose information to the extent such disclosure is reasonably necessary in

     (a) filing and prosecuting patent applications and maintaining patents, or

     (b) filing, prosecuting or defending litigation or

     (c) complying with applicable laws, regulations or court orders PROVIDED, HOWEVER, that if a Party is required to make any such disclosure of the other Party's Confidential Information, it will give reasonable advance notice to the other Party of such disclosure requirement and will use Commercially Reasonable Efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.5 Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. . Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party.

5.6  Exclusion

Confidential Information does not include any information or Know-How which:

     (a) is already public or becomes available to the public through no breach of this Agreement by either Party, or

     (b) was in the receiving Party's possession prior to receipt from the disclosing Party, or

     (c) is lawfully received independently from a third party who is free to disclose such information to either Party, or

     (d) is independently developed by, or on behalf of, either Party, or

     (e) is required to be disclosed by a government agency or court of law. In such a case, the requested Party shall give the other Party notice immediately upon receipt of such a request to enable it to take such action as it may deem appropriate to protect the confidentiality of the information, including but not limited to seeking injunctive relief.

5.7 In the case that Dragon exercises the right to manufacture EPO in its own facilities using a Master Cell Bank developed and transferred by Polymun to Dragon, Dragon recognizes that this Master Cell Bank constitutes a major component of the Licensed Intellectual Property, and covenants that it will take any and all necessary steps to safeguard and prevent transmission of all or a part of the Master Cell Bank to unauthorized parties not covered by this Agreement. In the event that Dragon should breach this
Section 5.7, it is agreed that damages are difficult to ascertain and would require a trial and expert testimony, thus the parties agree that it is reasonable, and that it is not intended as a penalty to impose liquidated damages in the amount of (euro)10 million (TEN MILLION EUROS), which amount is the same amount that is provided for in Annex. B, if Dragon were to acquire the fully paid off royalty-free license to the Transferred Technology. For its part, Polymun agrees to deposit) at its own expense, a separate Master Cell Bank with either a contract service or government-sponsored organization in order that a Master Cell Bank is available in the case of catastrophic failure of cell banking operations at Polymun's facilities.

5.8   Publicity

Neither Party may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party, PROVIDED, HOWEVER, that either Party may make such a disclosure

     (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded or

     (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential.

In this regard, the Parties will use Commercially Reasonable Efforts to obtain a written nondisclosure agreement, but it is understood that certain potential financing sources may refuse to sign such agreements (the "Non-Signers"), in which event, the Parties shall give notice to each other in advance of disclosure contemplated to a Non-Signer and will coordinate with each other the contemplated disclosure and in all other situations (i.e, other than with Non-Signers), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to the Agreement for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Notwithstanding the foregoing, nothing in this Section 5 is intended to prohibit or inhibit either Party from communications with an Affiliate and any disclosure requirements incumbent upon either Party by applicable law or regulation, including but not limited to security laws and/or regulations.

5.9 The Mutual Non-Disclosure Agreement effective January 10, 2003 (hereinafter "Prior Agreement") between the Parties is superseded by the confidentiality provisions of this Section 5 except in so far as obligations of confidentiality, survive termination of that agreement, and in so far as that agreement was made under and to be construed according to the laws of the Province of British Columbia of Canada, without giving effect to the principles of conflicts of law, it will to the extent of the surviving provisions be construed under the laws of Austria, without reference to its conflicts of law, rules, as is the within Agreement. Similarly, any breach of the surviving provisions of that agreement will, as is the case of all other provisions within this Agreement, be submitted by the Parties irrevocably to the exclusive jurisdiction of Austria.

Non-Competition

5.10 During the Exclusive Period, Polymun will not, directly or indirectly, engage in or carry out the business of licensing, distributing, marketing or selling the Licensed Cell Line or EPO outside of * * *, other than as contemplated under this Agreement between Polymun and Dragon.

5.11 During the Non-Exclusive Period and subject to the fulfillment of the Most Favored Pricing granted to Dragon, Polymun will not directly or indirectly, engage in or carry out the, business of licensing, distributing, marketing or selling the Licensed Cell Line or EPO to any then existing customers or licensees of Dragon. The Parties agree that an existing customer or sub-licensee is respectively one who purchases in gram quantities or one who sells in gram quantities from Dragon or as a sub-licensee of Dragon, or with whom Dragon has executed letters of intent, collaboration agreements, or material transfer agreements incident to new drug development or delivery technologies within any twelve (12) month period commencing with the Commercial EPO Availability Date.

     (a) One year prior to the expiration of the Exclusive Period. Dragon shall prepare and deliver to Polymun a list of then existing customers or sub-licensees of Dragon ("Non-Competition List") and such Non-Competition List shall be updated three (3) months prior to the expiration of the Exclusive Period and further on in twelve (12) month intervals during the Non-Exclusive Period. This Non-Competition List will then serve as the basis of the non-competition clause in this Section 5.11.

5.12 The Parties agree and acknowledge that all the restrictions in this Agreement, including but not limited to those in Section 5 are reasonable for the protection of the legitimate business interests and proprietary rights of the parties and their Affiliates, if any, and hereby waive all defenses to the strict enforcement thereof.

                                     PART 6
                               DISPUTE RESOLUTION

Disputes

6.1 If at any time there is a dispute between the Parties with respect to any matter relating to this Agreement, including the validity thereof any Party that wishes the issue to be considered further will give notice to the other that it requires the dispute to be decided under the terms of this Agreement.

Referral to Senior Officers

6.2 If a notice is given under Section 6.1, a senior officer designated by each Party will undertake discussions for the purpose of settling the dispute. A decision reached by these officers and communicated in writing to the Parties will be determinative of the dispute and will be binding on each Party.



  *** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                                     PART 7
                              TERM AND TERMINATION

Term

7.1 This Agreement will be in effect from the signing of this Agreement until seven (7) years subsequent to the Commercial EPO Availability Date and will be renewed automatically for successive one year terms unless otherwise terminated in accordance with the terms hereof (the `Term").

Termination by Either Party

7.2   Either Party may terminate this Agreement

     (a) upon notice given at least one hundred eighty (180) days before the end of the current Term, such termination to come into effect at the end of that Term, or

         (b)   immediately upon written notice if the other Party

               (i) is in breach or violates any of the terms and conditions of or fails to perform any of its obligations under this Agreement and, after receiving notice from the other Party, does not cure such default within thirty (30) days, or

               (ii) becomes insolvent, bankrupt, makes an assignment for the benefit of its creditors or has a receiver, receiver/manager, trustee or liquidator appointed in respect of its business or its assets,

Termination by Dragon

7.3 Notwithstanding any other provision of this Agreement, Dragon may terminate this Agreement immediately upon written notice to Polymun, if

     (a) Dragon and Polymun have not agreed to a revised pricing schedule after the entire 7 year period of this agreement

     (b) Polymun has failed to satisfy any material provision of the current Scope of Work described in Section 2, including a failure to meet any minimum Product Specifications, or

     (c) there is a breach by Polymun of the non-disclosure requirements of this Agreement.

Termination by Polymun

7.4  Notwithstanding  any  other  provision  of  this  Agreement,   Polymun  may
terminate this agreement immediately upon written notice to Dragon, if

     (a) Dragon and Polymun have not agreed to a revised pricing schedule after the entire 7-year period of this agreement

     (b) Dragon fails to meet the minimum annual requirements applicable in any one year respecting either minimum royalty payments and/or a milestone payment and/or a minimum purchase requirement. Polymun at its option may give Dragon a thirty (30) day period to cure any of the foregoing breaches, or

     (c) there is a breach by Dragon of the non-disclosure requirements of this Agreement.

Effect of Expiration and Termination

7.5 Expiration or termination of the Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination. The provisions of Section 2.1 through Section 2.6, in particular to all confidential Financial Information, Technical Information, Business Information and other license matters shall survive the expiration or termination of the Agreement unless stated otherwise in this Agreement.

7.6 Upon termination of this Agreement pursuant to Section 7.2(a), Polymun will be required to complete any and all existing Manufacturing Orders as at the date of termination unless it is unable to as a result of physical damage occurring to its plant, force majeure of any other natural phenomena causing the situation and Dragon will be required to receive and pay for all EPO shipped in connection with such Manufacturing Orders and be current as to all other previously shipped EPO pursuant to Manufacturing Orders.

7.7  Upon  termination of this Agreement  pursuant to Section  7.2(b)(i)  and/or
(ii), prior to the achievement of certain milestones in Annex A, Dragon is not obliged to pay for the unfulfilled milestones.

                                     PART 8
                         LIABILITIES AND INDEMNIFICATION

Limitation of Liability

8.1 Polymun will not be liable to Dragon or any of its Affiliates for any incidental, special, or consequential damages resulting from exercise of the use of the EPO. The maximum amount of any liability of Polymun to Dragon will be the amount of the Manufacturing Order, if it was proven not to meet the Product Specifications.

Indemnification

8.2 Dragon will indemnify, hold harmless, and defend Polymun and its Affiliates, its officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of the rights granted under this Agreement, the use of the purchased EPO and the sale of the purchased EPO (after it has been elaborated into finished drug form). This indemnification will include, but will not be limited to, any product liability.

8.3 Polymun assures Dragon and its Affiliates that the Licensed Cell Line and processes it will use for the manufacture of EPO (together the "Process") are to its knowledge free from legal impediments to their use, and subject to the disclaimer in this Section 8.3, will indemnify and hold Dragon and its Affiliates harmless from any legal action taken by any Party seeking to enjoin Dragon and/or its Affiliates from commercializing EPO manufactured by Polymun's technology, PROVIDED, HOWEVER, POL YMUN MAKES NO REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED AS TO WHETHER OR/NOT COMMERCIALIZING

EPO INCLUDING BUT NOT LIMITED TO MAKING, USING, SELLING, OFFERING TO SELL, IMPORTING AND/OR EXPORTING EPO MANUFACTURED BY POLYMUN TECHNOLOGY HEREUNDER, INFRINGES ANY INTELLECTUAL PROPERTY AND/OR IF PATENTS ARE INVOLVED, THAT THEY ARE VALID AND THAT THERE IS FREEDOM TO OPERATE OR THAT THE PROCESS AND/OR THE EPO MANUFACTURED IS FIT FOR A PARTICULAR PURPOSE.

Insurance

8.4 Polymun at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance or an equivalent program of self insurance.

Notice of Claim

8.5 Polymun and Dragon will promptly notify each other in writing of any claim or suit brought against either Party in respect of which either Party intends to invoke the provisions of this Part 8. Both Parties will keep each other informed on a current basis of its defense of any claims pursuant to this Part 8 and will not take any action that is harmful to the other Party.

                                     PART 9
                               GENERAL PROVISIONS

Entire Agreement

9.1 This Agreement constitutes the entire agreement between the Parties and supersedes very previous agreement, communication, negotiation, representation or understanding, whether oral or written, expressed or implied, between the Parties with respect to the subject matter of this Agreement except for the Mutual Non-Disclosure Agreement insofar as this Agreement incorporates certain provisions of that agreement.

9.2 No director, officer, employee or agent of any party has any authority to make any representation or commitment not contained in this Agreement and each Party has executed this Agreement without reliance upon any such representation or commitment.

Force Majeure

9.3 No Party will be liable for its failure to perform any of its obligations under this Agreement as a result of Acts of God (including all natural disasters), strikes, acts of terrorism, lockouts, civil disturbances, government, including but not limited to all regulatory authorities such as the FDA, Austrian Ministry of Health, the EMEA, or court ordered interruptions or delays, acts of war and riots, but that either Party to this Agreement may elect to terminate it upon three months written notice to the other after it is determined that the situation resulting from force majeure has not been remedied within three months after its occurrence.

Severability

9.4 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision and the Parties will substitute another provision, if necessary, that is enforceable and is as close in meaning and content as the unenforceable provision without being unenforceable.

Amendments

9.5  This Agreement may not be amended except in writing signed by both Parties.

Assignment

9.6 Neither Party will be entitled to assign this Agreement without the written consent of the other Party, which consent may be withheld for any reason or no reason. Notwithstanding the foregoing, Dragon may assign this Agreement to an Affiliate, provided it remains primarily liable under this Agreement.

Governing Law

9.7 This Agreement is and will be deemed to have been made in Austria. For all purposes it will be governed exclusively by and construed and enforced in accordance with the laws of Austria and the rights and remedies of the Parties will be determined in accordance with those laws, without reference to Austria's conflicts of law rules.

Jurisdiction

9.8 Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of Austria in the city of Vienna and all Courts having appellate jurisdiction thereover. The Parties also agree that they will accept service of process by hand delivery or courier service with the signed receipt by an individual employed by the party of suitable age and discretion.

Notice

9.9 To be effective, a notice, request, demand or direction (each for the purposes of this provision a "Notice") to be given pursuant to this Agreement by one Party to another Party must be in writing and must be

     (a) delivered by hand or by mail, or

     (b) received by telecopier transmission or other similar from of written communication by electronic means, provided same allows)

in each case addressed as applicable as follows:

     If to Dragon at:

                  1900-1055 West Hastings St.
                  Vancouver, British Columbia
                  Canada V6E 2E9
                  Attention: Dr. Alexander Wick
                  Fax: +1 604 669 4243

     with a copy to such other offices of Dragon as may be specified by Dragon to Polymun.

     If to Polymun at:

                  Nussdorfer Laende 11
                  A-1190 Vienna, Austria
                  Attention: Prof. Dr. Hermann Katinger
                  Fax: +43 1 3697615

     with a copy to Raymond S. Fersko,

                  Ferskos LLC,
                  Chrysler Center,
                  666 Third Avenue, 16th Floor
                  New York, NY 10017, USA
                  Fax: +1212 661 9251

or to such other address or fax number as is specified by the addressee by notice to the other Party.

9.10 A notice delivered or sent in accordance with this section, Section 9.9 is only effective if actually received and will be deemed to have been received between the hours of 9:00 a.m. and 5:30 p.m. otherwise it will be deemed to have been received on the next business day.

No Partnership

9.11 Nothing in this Agreement will constitute, by any means, a partnership or joint venture or similar legal relationship and/or entity existing between the Parties. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create any other relationship such that one Party shall have the power to direct or control the day-to-day activities of the other Party or have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other Party. All financial obligations associated with each Party's business are the sole responsibility of that Party. It is mutually agreed and understood that neither Party to this Agreement is authorized to act as an agent for the other Party by virtue of this Agreement.

Binding Effect

9.12 This Agreement will ensure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

Further Assurances

9.13 Each Party will, at such Party's own expense and without expense to the other Party, execute and deliver such further agreements and other documents and do such further acts and things as the other Party reasonably requests to evidence, carry out or give full force end effect to the intent of this Agreement.

Counterparts

9.14 This Agreement may be executed in any number of counterparts with the same effect as if both Parties to this Agreement had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

Survival

9.15 Unless otherwise expressly stated in this Agreement, Sections 5, 6, 7, 8, 9 and 10 shall survive the termination or expiration of this Agreement.

                                     PART 10
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

     The Parties each represent and warrant that, as of the Effective Date:

10.1 Neither  the  execution  nor  the  delivery  of  this   Agreement  nor  the
consummation of the transactions contemplated hereby nor compliance with nor fulfilment of the terms and provisions of this Agreement will conflict with or result in a breach of the terms, conditions, covenants or provisions of, or constitute a default of, or violate any material statute, code, rule, regulation or other laws, judgment, order, award, decree or other restriction by contract or by action of law, by which either Party is bound.

10.2 Both Parties have full power and authority to do and perform all acts and things required to be done by it under this Agreement. This Agreement constitutes the valid and binding obligation of the Parties, enforceable in accordance with its terms.

10.3 Each Party represents that it is duly incorporated, in the case of Dragon in the State of Florida, USA and in the case Polymun under the laws of the Republic of Austria.

10.4 Each Party represents that the signatories hereto are duly authorized to execute this Agreement on behalf of their respective corporations.

IN WITNESS WHEREOF this Agreement was executed by the Parties as of the day and year first above written.

Dragon Pharmaceutical Inc.


By: /s/ Alexander Wick
    ---------------------------------------------------
    Dr. Alexander Wick, President and CEO



Polymun Scientific Immunbiologische Forschung GmbH


By:  /s/ Prof. Dr. Hermann Katinger
     --------------------------------------------
        Prof. Dr. Hermann Katinger

                                    Annex A:

Milestone Payments for the Development and Manufacturing Agreement between Polymun and Dragon.


------------------------------------------------------------------------------------------- -------------
Milestones                                                                                  Payment
------------------------------------------------------------------------------------------- -------------
1.  On signing the Agreement.                                                               (euro)100,000

2.  On satisfactory completion of the adaptation of the recombinant cell line to            (euro)100,000
    grow and manufacture EPO in serum/protein-free medium.

3.  On demonstration & documentation proving that said recombinant CHO-cells                (euro)100,000
    shall yield not less than * * */EPO per liter raw supernatant harvested from a scaleable fed-batch process.

4.  On completion of preparation of a master cell bank (MCB) that provides a                (euro)100,000
    satisfactory characterization of the MCB for regulatory
    authorities.

5. Transfer of * * * vials of the MCB including documentation to Dragon.                    (euro)100,000
------------------------------------------------------------------------------------------- -------------
                                                                                    Total:  (euro)500,000
------------------------------------------------------------------------------------------- -------------




























  *** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                                    Annex B:

1. As per Section 2.4 of this Agreement, Dragon, at its sole discretion may pay Polymun to transfer to Dragon the "Transferred Technology" in exchange for a payment from Dragon to Polymun, as follows:

     (a) In exchange for a one-time payment of 10 million (TEN MILLION EUROS) prior to the conclusion of the Exclusive Period, Dragon may obtain a fully paid, royalty-free, Semi-Exclusive License to use the Transferred Technology in the Field with the right to sub-license (Semi-Exclusive License as used in this Agreement is defined as an exclusive license to use the Transferred Technology in the Field subject only to the licensor having the same right), or alternatively;

     (b) Dragon may obtain a Semi-Exclusive License to use the Transferred Technology in the Field provided the following payments and royalty provisions are observed. A one-time royalty-fee of 1.5 million (ONE AND A HALF MILLION EUROS) to Polymun contemporaneously with the grant by Polymun to Dragon of the Semi-Exclusive License and a running royalty of * * * of Net Sales of any products derived from the use of the Transferred Technology during the Terms of this Agreement.

          (i) Irrespective of the Net Sales, the minimum annual royalty to be paid to Polymun by Dragon is 200,000 (TWO HUNDRED THOUSAND EUROS) per year, payable before the last day of each calendar year.

2. Dragon agrees that Polymun has the right to audit the records of Dragon pertaining to Net Sales both during performance and after completion of this Agreement. Dragon will make available all records, papers, vouchers, books, correspondence or other documentation or evidence pertaining to this Agreement as requested by Polymun at all reasonable times for review, inspection or audit by duly authorized officials of Polymun or Polymun's designated accountants. If the results of such an audit demonstrate an under-reporting of royalties of ten percent (10%) or more for any Royalty-Reporting Period, then Dragon shall pay the reasonable costs incurred by Polymun plus the outstanding royalties.



















  *** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                                    Annex C:

1. As per Section 2.2 of this Agreement, the terms and conditions pursuant to which Dragon shall purchase EPO from Polymun are:

------------------------------------------------------- -----------------------------------------------------
Amount  of bulk  purified  EPO  purchased  per year by          Pricing ((euro) per gram) for Dragon
Dragon
------------------------------------------------------- -----------------------------------------------------
                  1 gram - 50 grams                                            * * *
------------------------------------------------------- -----------------------------------------------------
                 51 grams - 75 grams                                           * * *
------------------------------------------------------- -----------------------------------------------------
                 76 grams - 100 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                101 grams - 125 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                126 grams - 150 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                151 grams - 175 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                176 grams - 200 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                201 grams - 250 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                251 grams - 300 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                301 grams - 350 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                351 grams - 400 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                401 grams - 450 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                451 grams - 500 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                501 grams - 600 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                601 grams - 700 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------
                701 grams - 800 grams                                          * * *
------------------------------------------------------- -----------------------------------------------------

2. For and in consideration of Dragon having entering into this Agreement and for so long as Dragon is meeting its obligations under the Agreement, Polymun will sell the EPO to Dragon for * * * less than the price Polymun is selling the EPO for, to other customers at the time that Polymun accepts the Manufacturing Orders from Dragon.

3. Polymun extends the above pricing schedule into the four (4)-year period following the initial Exclusivity Period, providing that Dragon meets the requirements for purchase amounts in those years according to conditions laid down in Section 2.2.C.

















  *** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.